UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2

(Amendment No. ____)*

KAMAN CORPORATION

(Name of Issuer)

Common Stock

(Title of Class of Securities)

483548103

(CUSIP Number)

November 3, 2005

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

 * The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 483548103	SCHEDULE 13G	Page 2 of 14 Pages

1	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
Charles H. Kaman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 887,781

	6	SHARED VOTING POWER 0

	7	SOLE DISPOSITIVE POWER 887,781

	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
887,781

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES			☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.7%

12	TYPE OF REPORTING PERSON
IN

CUSIP No. 483548103	SCHEDULE 13G	Page 3 of 14 Pages

1	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
C. William Kaman II

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 813,496

	6	SHARED VOTING POWER 0

	7	SOLE DISPOSITIVE POWER 813,496

	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
813,496

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES			☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.4%

12	TYPE OF REPORTING PERSON
IN

CUSIP No. 483548103	SCHEDULE 13G	Page 4 of 14 Pages

1	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
Cathleen H. Kaman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 73,879

	6	SHARED VOTING POWER 0

	7	SOLE DISPOSITIVE POWER 73,879

	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
73,879

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES			☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.3%

12	TYPE OF REPORTING PERSON
IN

CUSIP No. 483548103	SCHEDULE 13G	Page 5 of 14 Pages

1	NAME OF REPORTING PERSON
SS.OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Steven W. Kaman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 28,721

	6	SHARED VOTING POWER 0

	7	SOLE DISPOSITIVE POWER 28,721

	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
28,721

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES			☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1%

12	TYPE OF REPORTING PERSON
IN

CUSIP No. 483548103	SCHEDULE 13G	Page 6 of 14 Pages

1	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
Roberta C. Kaman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 26,680

	6	SHARED VOTING POWER 0

	7	SOLE DISPOSITIVE POWER 26,680

	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
26,680

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES			☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1%

12	TYPE OF REPORTING PERSON
IN

CUSIP No. 483548103	SCHEDULE 13G	Page 7 of 14 Pages

1	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
Newgate Associates Limited Partnership, C. William Kaman II as General Partner 06-1357804

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 344,284

	6	SHARED VOTING POWER 0

	7	SOLE DISPOSITIVE POWER 344,284

	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
344,284

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES			☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.4%

12	TYPE OF REPORTING PERSON
PN

CUSIP No. 483548103	SCHEDULE 13G	Page 8 of 14 Pages

1	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
Oldgate Limited Partnership, C. William Kaman II as General Partner 06-1469512

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 148,850

	6	SHARED VOTING POWER 0

	7	SOLE DISPOSITIVE POWER 148,850

	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
148,850

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES			☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.6%

12	TYPE OF REPORTING PERSON
PN

CUSIP No. 483548103	SCHEDULE 13G	Page 9 of 14 Pages

Item 1.	(a).	Name of Issuer: Kaman Corporation

	(b).	Address of Issuer’s Principal Executive Offices:

1332 Blue Hills Avenue
Bloomfield, CT 06002

Item 2.	(a).	Name of Persons Filing:

		(i)	Charles H. Kaman
		(ii)	C. William Kaman II
		(iii)	Cathleen H. Kaman
		(iv)	Steven W. Kaman
		(v)	Roberta C. Kaman
		(vi)	Newgate Associates Limited Partnership, C. William Kaman II as General Partner
		(vii)	Oldgate Limited Partnership, C. William Kaman II as General Partner

	(b).	Address of Principal Business Office or, if none, Residence:

		(i)	Charles H. Kaman:
c/o John C. Yavis, Jr., Esq.
CityPlace I
185 Asylum Street
Hartford, CT 06103

		(ii)	C. William Kaman II, Newgate Associates Limited
Partnership and Oldgate Limited Partnership:
5367 Florence Point
Fernandina Beach, FL 32034

		(iii)	Cathleen H. Kaman
10 Sonrisa Court
Sante Fe, NM 87506

		(iv)	Steven W. Kaman
13069 Signature Point, #208
San Diego, CA 92130

		(v)	Roberta C. Kaman
43 Prattling Pond Road
Farmington, CT 06032

CUSIP No. 483548103	SCHEDULE 13G	Page 10 of 14 Pages

	(c).	Citizenship or Place of Organization:

All individuals are United States citizens.  Newgate Associates Limited Partnership, C. William Kaman II as General Partner, and Oldgate Limited Partnership, C. William Kaman II as General Partner, are Connecticut limited partnerships.

	(d).	Title of Class of Securities: Common Stock

	(e).	CUSIP Number: 483548103

Item 3.		If this statement is filed pursuant to sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

		(a)	[ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

		(b)	[ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

		(c)	[ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c.);

		(d)	[ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

		(e)	[ ] An investment adviser in accordance with section 240.13d-1(b)(1)(ii)(E);

		(f)	[ ] An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F);

		(g)	[ ] A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G);

		(h)	[ ] A savings associations as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

		(i)	[ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

		(j)	[ ] Group, in accordance with section 240.13d-1(b)(1) (ii)(J).

Item 4.		Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

CUSIP No. 483548103	SCHEDULE 13G	Page 11 of 14 Pages

(a).	Amount beneficially owned:
	(i)	Charles H. Kaman: 887,781
	(ii)	C. William Kaman II: 813,496
	(iii)	Cathleen H. Kaman: 73,879
	(iv)	Steven W. Kaman: 28,721
	(v)	Roberta C. Kaman: 26,680
	(vi)	Newgate Associates Limited Partnership, C. William Kaman II as General Partner: 344,284
	(vii)	Oldgate Limited Partnership, C. William Kaman II as General Partner: 148,850

(b).	Percent of class:
	(i)	Charles H. Kaman: 3.7%
	(ii)	C. William Kaman II: 3.4%
	(iii)	Cathleen H. Kaman: 0.3%
	(iv)	Steven W. Kaman: 0.1%
	(v)	Roberta C. Kaman: 0.1%
	(vi)	Newgate Associates Limited Partnership, C. William Kaman II as General Partner: 1.4%
	(vii)	Oldgate Limited Partnership, C. William Kaman II as General Partner: 0.6%

(c).	Number of shares as to which the person has:

	(1)	Sole power to vote or to direct the vote:

(i)	Charles H. Kaman: 887,781
(ii)	C. William Kaman II: 813,496 *
(iii)	Cathleen H. Kaman: 73,879 **
(iv)	Steven W. Kaman: 28,721 ***
(v)	Roberta C. Kaman: 26,680
(vi)	Newgate Associates Limited Partnership, C. William Kaman II as General Partner: 344,284
(vii)	Oldgate Limited Partnership, C. William Kaman II as General Partner: 148,850

*

Includes 101,469 shares of Common Stock held by C. William Kaman II in his capacity as trustee of various trusts established for the benefit of his children.  Includes 344,284 shares of Common Stock held by Newgate Associates Limited Partnership, C. William Kaman II as General Partner, and 148,850 shares of Common Stock held by Oldgate Limited Partnership, C. William Kaman II as General Partner.

CUSIP No. 483548103	SCHEDULE 13G	Page 12 of 14 Pages

**

Includes 25,935 shares of Common Stock held by Cathleen H. Kaman in her capacity as trustee for the Cathleen H. Kaman Trust, dated August 16, 1990 and 47,944 shares of Common Stock held by Cathleen H. Kaman in her capacity as trustee for the Cathleen H. Kaman Trust, dated July 27, 1999.

	***	Includes 4,151 shares of Common Stock held by Steven W. Kaman in his capacity as trustee for the Steven W. Kaman Trust, dated October 30, 2000.

(2)	Shared power to vote or to direct the vote:

Not Applicable

(3)	Sole power to dispose or to direct the disposition of:

	(i)	Charles H. Kaman: 887,781
	(ii)	C. William Kaman II: 813,496 *
	(iii)	Cathleen H. Kaman: 73,879 **
	(iv)	Steven W. Kaman: 28,721 ***
	(v)	Roberta C. Kaman: 26,680
	(vi)	Newgate Associates Limited Partnership, C. William Kaman II as General Partner: 344,284
	(vii)	Oldgate Limited Partnership, C. William Kaman II as General Partner: 148,850

*

Includes 101,469 shares of Common Stock held by C. William Kaman II in his capacity as trustee of various trusts established for the benefit of his children.  Includes 344,284 shares of Common Stock held by Newgate Associates Limited Partnership, C. William Kaman II as General Partner, and 148,850 shares of Common Stock held by Oldgate Limited Partnership, C. William Kaman II as General Partner.

**

Includes 25,935 shares of Common Stock held by Cathleen H. Kaman in her capacity as trustee for the Cathleen H. Kaman Trust, dated August 16, 1990 and 47,944 shares of Common Stock held by Cathleen H. Kaman in her capacity as trustee for the Cathleen H. Kaman Trust, dated July 27, 1999.

CUSIP No. 483548103	SCHEDULE 13G	Page 13 of 14 Pages

*** Includes 4,151 shares of Common Stock held by Steven W. Kaman in his capacity as trustee for the Steven W. Kaman Trust, dated October 30, 2000.

(4) Shared power to dispose or to direct the disposition of:

Not Applicable

Item 5.	Ownership of Five Percent or Less of a Class:

Not Applicable

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person:

Under certain circumstances set forth in the limited partnership agreements of Newgate Associates Limited Partnership and Oldgate Limited Partnership, the general partner and the limited partners of such entities may have the right to receive dividends on, or the proceeds from the sale of the shares of Common Stock of Kaman Corporation held by such entities.  No such partner’s rights relate to more than five percent of the class.

Item 7.	Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable

Item 8.	Identification and Classification of Members of the Group:

Not Applicable

Item 9.	Notice of Dissolution of Group:

Not Applicable

Item 10.	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 483548103	SCHEDULE 13G	Page 14 of 14 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 29, 2005	By:	/s/Charles H. Kaman

Charles H. Kaman

Date: November 29, 2005	By:	/s/C. William Kaman II

C. William Kaman II

Date: November 29, 2005	By:	/s/Cathleen H. Kaman

Cathleen H. Kaman

Date: November 29, 2005	By:	/s/Steven W. Kaman

Steven W. Kaman

Date: November 29, 2005	By:	/s/Roberta C. Kaman

Roberta C. Kaman

Newgate Associates Limited Partnership

Date: November 29, 2005	By:	/s/C. William Kaman, II

C. William Kaman II, General Partner

Oldgate Limited Partnership

Date: November 29, 2005	By:	/s/C. William Kaman, II

C. William Kaman II, General Partner